                                                                     EXHIBIT 2.1

================================================================================

                        PURCHASE AND ASSUMPTION AGREEMENT

                            DATED AS OF JULY 9, 2003

                                 BY AND BETWEEN

                      MICHIGAN COMMUNITY BANCORP, LIMITED,

                          NORTH OAKLAND COMMUNITY BANK

                                       AND

                             COMMUNITY CENTRAL BANK

================================================================================

                               TABLE OF CONTENTS

                                         ARTICLE I
                                        DEFINITIONS

1.1      Definitions. ...........................................................         5

                                         ARTICLE II
                                PURCHASE OF ACQUIRED ASSETS
                           AND ASSUMPTION OF ASSUMED LIABILITIES

2.1      Acquired Assets........................................................         11
2.2      Assumed Liabilities....................................................         11
2.3      Excluded Liabilities...................................................         11

                                        ARTICLE III
                      PURCHASE PRICE; ADJUSTMENT; CLOSING; DELIVERIES

3.1      Purchase Price, Tax Allocation of Purchase Price; Payment..............         11
3.2      Determination of Purchase Price, Payment Adjustment....................         12
3.3      The Closing............................................................         13
3.4      Documents and Certificates.............................................         13

                                         ARTICLE IV
                                ACTIONS PENDING TRANSACTION

4.1      Forbearances of Seller and its Subsidiaries............................         13
4.2      Forbearances of Parent and Purchaser...................................         17

                                         ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

5.1      Organization, Standing and Authority...................................         18
5.2      Authorization..........................................................         18
5.3      Non-contravention......................................................         18
5.5      Litigation.............................................................         19
5.6      Compliance with Laws; Regulatory Filings and Approvals.................         19
5.7      Financial Statements...................................................         21
5.8      Material Adverse Change................................................         21
5.9      Environmental Matters..................................................         21
5.10     Taxes..................................................................         22
5.11     Labor Matters..........................................................         22
5.12     Employee Benefits......................................................         22
5.13     Certain Arrangements...................................................         23
5.14     Contracts and Excluded Contracts.......................................         23
5.15     Insurance..............................................................         23

5.16     Properties.............................................................         23
5.17     Allowance for Loan Losses..............................................         24
5.18     Loan Portfolio.........................................................         24
5.19     Investment Portfolio...................................................         24
5.20     Interests of Certain Persons...........................................         24
5.21     Fairness Opinion.......................................................         25
5.22     No Undisclosed Liabilities.............................................         25
5.23     Indemnification........................................................         25
5.24     Subsidiaries...........................................................         25
5.25     Intellectual Property..................................................         25
5.26     Brokers and Finders....................................................         25
5.27     Employees; Consultants.................................................         26
5.28     Reasonably Equivalent Value; Solvency..................................         26
5.29     Full Disclosure........................................................         26

                                         ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1      Organization, Standing and Authority...................................         26
6.3      Non-contravention......................................................         27
6.4      Litigation.............................................................         27
6.5      Compliance with Laws; Regulatory Filings and Approvals.................         27
6.6      Brokers and Finders....................................................         28
6.7      Full Disclosure........................................................         28
6.8      Deposit Insurance......................................................         28

                                        ARTICLE VII
                                         COVENANTS

7.1      Reasonable Best Efforts................................................         28
7.2      Regulatory Matters.....................................................         28
7.3      Third Party Consents...................................................         29
7.4      Investigation and Confidentiality......................................         29
7.5      Press Releases.........................................................         30
7.6      Current Information....................................................         31
7.7      Environmental Reports..................................................         31
7.8      Exclusivity............................................................         31
7.9      Integration of Policies................................................         32
7.10     Post-Closing Access, Record Retention and Confidentiality..............         32
7.11     Tax Reporting..........................................................         32
7.12     Post Closing Tax Covenants.............................................         32
7.13     Restrictive Covenants..................................................         34
7.14     Employees..............................................................         35
7.15     Transfer Taxes.........................................................         35
7.16     Assignment and Recording Charges.......................................         35
7.17     Notice to Depositors...................................................         36
7.18     Deposit Agreements.....................................................         36

7.19     Loan Agreements........................................................          37
7.20     Post-Closing Operations................................................          37

                                        ARTICLE VIII
                                    CONDITIONS PRECEDENT

8.1      Conditions to Each Party's Obligation to Close.........................          38
8.2      Conditions to Obligation of Purchaser..................................          38
8.3      Conditions to Obligations of Seller....................................          39

                                         ARTICLE IX
                             PRE-CLOSING AND CLOSING DELIVERIES

9.1      Pre-Closing Deliveries by Seller.......................................          39
9.2      Closing Deliveries by Seller...........................................          40
9.3      Closing Deliveries by Purchaser........................................          41

                                         ARTICLE X
                                SURVIVAL AND INDEMNIFICATION

10.1     Survival...............................................................          41
10.2     Indemnification by Seller and Parent...................................          42
10.3     Indemnification by Purchaser...........................................          42
10.4     Survival of Indemnification............................................          42

                                         ARTICLE XI
                                 TERMINATION AND AMENDMENT

11.1     Termination............................................................          43
11.2     Effect of Termination..................................................          43
11.3     Specific Performance and Other Remedies................................          43
11.4     Amendment..............................................................          43
11.5     Extension; Waiver......................................................          44
11.6     Lease Assignment and Assumption........................................          44

                                        ARTICLE XII
                                       MISCELLANEOUS

12.1     Notices................................................................          44
12.2     Entire Agreement.......................................................          45
12.3     No Waiver..............................................................          45
12.4     Governing Law..........................................................          46
12.5     Severability...........................................................          46
12.6     Interpretation.........................................................          46
12.7     Headings and Captions..................................................          46
12.8     Reliance...............................................................          46
12.9     Expenses...............................................................          46

12.10    Gender.................................................................          46
12.11    Counterparts...........................................................          46
12.12    Bulk Sales Act.........................................................          46

                                    EXHIBITS

Exhibit A     Bill of Sale, Assignment and Assumption Agreement

Exhibit B     Specified Loans

Exhibit C     Tax Allocation of Purchase Price

Exhibit D     Material Terms of New Real Estate Lease

Exhibit E     Dual Customers

                        PURCHASE AND ASSUMPTION AGREEMENT

         This Purchase and Assumption Agreement (the "Agreement") is made and entered into as of this 9th day of July, 2003, by and between MICHIGAN COMMUNITY BANCORP, LIMITED., a bank holding company organized and existing under the laws of the State of Michigan ("Parent"), NORTH OAKLAND COMMUNITY BANK, a commercial bank organized and existing under the laws of the State of Michigan ("Seller") and COMMUNITY CENTRAL BANK, a commercial bank organized and existing under the laws of the State of Michigan ("Purchaser").

                                   WITNESSETH

         WHEREAS, Parent is the sole owner of all of the issued and outstanding capital stock of Seller; and

         WHEREAS, Parent and Seller desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, substantially all of the assets of Seller and certain liabilities of Seller in accordance with the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations, warranties and indemnities of the parties hereinafter set forth and for other good and valuable consideration, both the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1      Definitions.

                  (a) Except as otherwise specifically indicated, each of the following terms shall have the following meanings:

                  "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with, such other Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, shall mean the ownership directly or indirectly of fifty percent (50%) or more of the outstanding voting securities of such Person or other ownership interest having ordinary voting power to elect a majority of the board of directors of such Person or other entity performing similar functions.

                  "Assignment Agreement" shall mean the Bill of Sale, Assignment and Assumption Agreement, by and between Seller and Purchaser, dated as of the Closing Date, a form of which is attached hereto as Exhibit A.

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                  "Benefit Plan" means any employment agreement, pension, profit sharing, retirement, deferred compensation, multi-employer (as defined under ERISA), stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other benefit plans, programs or arrangements pursuant to which Seller provides (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of directors, employees or independent contractors or former directors, employees or former independent contractors of the Seller, whether formal or informal, whether or not written.

                  "Books and Records" shall mean all the books, records, information, files and agreements of Seller and its affiliates which relate to the Business, the Acquired Assets or the Assumed Liabilities whether such books, records, information, files and agreements are in documentary form or on microfilm, microfiche, magnetic tape, computer disk, CD-ROM or in any other form.

                  "Business" shall mean the financial institution business of Seller.

                  "Business Day" shall mean each day other than a Saturday, Sunday or bank holiday in the State of Michigan.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Core Deposits" means the outstanding balance (excluding interest payable thereon) of the demand deposit accounts, money market accounts, savings accounts, NOW accounts and certificates of deposits of Seller to be transferred to Purchaser, but specifically excluding the outstanding balance of
(a) each certificate of deposit in excess of $100,000 and (b) each brokered certificate of deposit.

                  "CRA" means the Community Reinvestment Act.

                  "Cut-off Time" shall mean 11:59 p.m. (Detroit, Michigan Time) on the day next preceding the Closing Date.

                  "Environmental Claim" means any written notice from any governmental entity including any regulatory authority or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

                  "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity including any regulatory authority relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Estimated Net Asset Value" means the written good faith estimate of the Net Asset Value (including supporting detailed documentation) provided by Seller to Purchaser prior to Closing.

                  "Estimated Premium" means the written good faith estimate of the Premium (including supporting detailed documentation) provided by Seller to Purchaser prior to Closing.

                  "Excluded Assets" means all Tax receivables, deferred Tax assets, Specified Loans, other real estate owned, Insider Loans, loan participation interests held by Seller where Seller is not the lead lender, all liabilities of Seller Affiliates to Seller, each asset acquired after the date of this Agreement by Seller which has not been pre-approved in writing by Purchaser (other than loan originations which do not require prior approval pursuant to Section 4.1(l)) and each prepaid expense of Seller designated in writing by Purchaser prior to Closing based upon such prepaid expense not having post-Closing equivalent value to Purchaser.

                  "Excluded Contracts" means each agreement, lease or license of Seller relating to the Acquired Assets or the Business (i) which (a) by its terms cannot be assumed by Purchaser without penalty, premium or other charges unless the written consent of the other party is obtained, (b) such written consent has not been obtained by Seller prior to Closing without cost to Purchaser or change in terms, and (c) is designated in writing for exclusion by Purchaser at Closing; (ii) which involves any director or employee of Seller or any of its Affiliates or any Person providing consulting or similar services to Seller including any agreement to lease or sub-contract employees; (iii) which relates to any of the Excluded Assets; or (iv) which is entered into by Seller after the date of this Agreement without the prior written approval of Purchaser and is designated in writing for exclusion by Purchaser at Closing, other than agreements entered into after the date of this Agreement relating to deposit liabilities which do not violate the provisions of Section 4.1(i).

                  "Include" means "include but not be limited to"; and "including" shall mean "including, without limitation."

                  "Insider Loans" means loans from Seller to any officer, director or managerial employee of Seller or any of its Affiliates or any associate or related interest of any such Person.

                  "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iii) all mask works and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation), (vi) all other proprietary rights, excluding trademarks, service marks, trade dress, logos, trade names and corporate and all goodwill associated therewith, and (vii) all copies and tangible embodiments thereof (in whatever form or medium), used by Seller.

                  "Lien" shall mean, with respect to any Acquired Asset or the Business, any mortgage, lien (including any tax lien), pledge, charge, claim, restriction, security interest, encumbrance or rights of third parties of any kind in respect of any Acquired Asset or the Business.

                  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

                  "Net Asset Value" means the net book value of the Acquired Assets for financial reporting purposes on the financial Books and Records of Seller as of the Cut-off Time calculated in accordance with generally accepted accounting principles and applicable regulatory requirements less the amount of the Assumed Liabilities under Section 2.2(a) hereof; provided (i) no value will be assigned to any intangible assets or off-balance sheet assets, and (ii) the general loan loss reserve shall not be less than $478,000 plus 1 1/2 % of the gross amount (net of charge-offs) of the loans originated after the date hereof (including lease loans), in each case relating only to loans being acquired from Seller by Purchaser pursuant to this Agreement.

                  "Other Instruments" shall mean such other instruments of transfer as are necessary to vest good and marketable title in Purchaser to the Acquired Assets free and clear of any and all Liens other than Permitted Liens and such other instruments as are necessary to enable Purchaser to assume and receive the benefits of and under the Assumed Liabilities.

                  "Permitted Lien" means a Lien that relates exclusively to an Assumed Liability under Section 2.2(b) hereof.

                  "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  "Premium" means 4.5% of the amount of the deposit liabilities (excluding interest payable and municipal deposits (public funds) in excess of $6.0 million and brokered certificates of deposit in excess of $1.6 million) of Seller as of the Cut-off Time less 6.5% of the amount (if any) that Core Deposits at Closing are less than $19,000,000. In no event shall the "Premium" exceed $1,300,000.

                  "Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date hereof by Seller to Purchaser specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

                  "Seller Accountant" means Rehmann Robson, independent certified public accountants with respect to Seller.

                  "Seller Financial Statements" means (a) the audited balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2002 and 2001 and the audited statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Seller for each of the three years ended December 31, 2002, 2001 and 2000, and (b) the unaudited balance sheet of Seller (including related notes and schedules, if any) as of March 31, 2003 and the unaudited statements of income, changes in stockholders' equity and cash flow (including related notes and schedules, if any) of Seller for the three month period ending on such date.

                  "Specified Loans" means all loans with the borrower relationships listed in Exhibit B together with any other loans of Seller that have been charged-off in full prior to the Cut-Off Time.

                  "Subsidiary" means any entity which is required to be consolidated with Seller for financial reporting purposes.

                  "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
(ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Each of the following terms is defined in the Section hereof set forth opposite such term:

        Term                                     Section
        ----                                     -------
Acquired Assets                                2.1
Agreement                                      Introduction
Assumed Liabilities                            2.2
Binding Determination                          3.2(a)
Closing                                        3.3
Competitive Market Area                        7.13(a)
Contracts                                      2.2(b)
Damages                                        10.2
Employee Claims                                7.14(c)
Excluded Liabilities                           2.3
Injunction                                     8.1(b)
Loan Agreements                                7.19
New Lease                                      8.3(d)
New Real Estate Lease                          7.3
Objection Notice                               3.2(a)
Parent                                         Introduction
Permits                                        5.6
Purchaser                                      Introduction
Purchaser Closing Payment                      3.1(c)
Purchase Price                                 3.1(a)
Returns                                        5.10
Seller                                         Introduction
Seller Closing Payment                         3.1(c)
Seller's Determination                         3.2(a)
Third Party Determination                      3.2(a)
WARN                                           5.11

                                   ARTICLE II
                           PURCHASE OF ACQUIRED ASSETS
                      AND ASSUMPTION OF ASSUMED LIABILITIES

         2.1 Acquired Assets. Subject to the terms and conditions of this Agreement, at Closing, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, good and marketable title to all of the assets and properties owned by it or used by it in the operation of the Business, whether tangible or intangible, including the Books and Records, the Intellectual Property, telephone numbers, all goodwill associated with the Business, all rights, claims and causes of action of Seller against others, and all rights of Seller under the Contracts, but specifically excluding the Excluded Assets (collectively, the "Acquired Assets").

         2.2 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser shall, at the Closing, assume the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  (a) the aggregate dollar amount of the balance sheet liabilities of Seller as of the Cut-off Time including all deposit liabilities (other than those arising after the date hereof in violation of Section 4.1(i)) but specifically excluding Taxes including Tax deferred liabilities, liabilities of Seller to Seller Affiliates, liabilities relating to the Excluded Assets, liabilities relating to Excluded Contracts, and liabilities to directors and employees of Seller; and

                  (b) all prospective obligations of Seller, but subject to all of the rights of Seller, relating to the period after the Cut-off Time under the agreements, leases and licenses of Seller which relate to the liabilities set forth in Section 2.2(a), the Acquired Assets or the Business other than Excluded Contracts (the "Contracts").

         2.3      Excluded Liabilities. Except as expressly provided in Section
2.2 hereof, none of Purchaser or its Affiliates is assuming or acquiring any of the Acquired Assets subject to, and none of them shall be deemed to have assumed, any liabilities or obligations of Seller or its Affiliates (the "Excluded Liabilities"). It is understood and agreed by the parties that the only liabilities being assumed by Purchaser under Section 2.2(a) are the actual amount of the stated balance sheet liabilities of Seller that are taken into account in the determination of Net Asset Value. All Excluded Liabilities shall be retained by and remain the direct or indirect obligations and liabilities of Seller or its Affiliates.

                                   ARTICLE III
                PURCHASE PRICE; ADJUSTMENT; CLOSING; DELIVERIES

         3.1      Purchase Price, Tax Allocation of Purchase Price; Payment.

                  (a) Purchase Price. The purchase price ("Purchase Price") for the Acquired Assets shall be the aggregate of the Net Asset Value and the Premium. The parties acknowledge that the Purchase Price could result in an obligation of Seller to pay cash to Purchaser by virtue of the Net Asset Value being a negative amount in excess of the Premium. Parent does hereby unconditionally guarantee, in a primary capacity, all payment obligations of Seller under this Article III.

                  (b) Tax Allocation. For tax purposes, the Purchase Price shall be allocated as set forth on Exhibit C, which shall be completed by Purchaser (with the approval of Seller, which approval shall not be unreasonably withheld or delayed) not less than two business days prior to the Binding Determination. Neither Seller or Parent, on the one hand, nor Purchaser, on the other hand, shall file any income tax return or take a position with a taxing authority that is inconsistent with the allocation of the Purchase Price under Exhibit C. Each of Seller and Parent, on the one hand, and Purchaser, on the other hand, agree to cooperate with the other in preparing IRS Form 8594 for filing by each and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing date.

                  (c) Closing Payment. If the sum of the Estimated Net Asset Value and Estimated Premium equals a positive amount, Purchaser shall tender to Seller at Closing, cash, in immediately available funds by wire transfer, equal to 95% of the amount thereof (the "Purchaser Closing Payment"). If the sum of the Estimated Net Asset Value and Estimated Premium results in a negative amount, Seller shall tender to Purchaser at Closing, cash, in immediately available funds by wire transfer, equal to 105% of the amount thereof (the "Seller Closing Payment"). Seller and Purchaser, to the extent applicable, shall make a cash adjustment pursuant to Section 3.2(b) based upon the determination of the Purchase Price under Section 3.2(a).

         3.2      Determination of Purchase Price, Payment Adjustment.

                  (a) Determination of Purchase Price. Within 30 days after the Closing Date, Seller shall deliver to Purchaser its written calculation ("Seller's Determination") of the Purchase Price (with supporting detailed documentation relating to its determination of the Net Asset Value and the Premium) certified as to accuracy by the Principal Financial Officer of Seller. If Purchaser believes that any of the calculations set forth in Seller's Determination are inaccurate, then Purchaser must notify Seller in writing (an "Objection Notice") within 15 days after Purchaser's receipt of Seller's Determination, setting forth in detail the disputed items and reasons therefor. If Purchaser does not timely deliver an Objection Notice to Seller, then Seller's Determination shall be deemed accepted by Purchaser and shall be binding upon the parties. If Purchaser timely delivers an Objection Notice to Seller, Seller and Purchaser shall attempt to resolve any dispute within 10 days after Seller's receipt of the Objection Notice. If they are unable to resolve the dispute within such 10 day period, then the parties shall promptly, but not later than 10 days thereafter, mutually select and engage an independent public accounting firm (the "Third Party Accountant") to resolve such dispute and such firm shall notify the parties of its calculation (the "Third Party Determination") of any items in dispute within 20 days after its engagement by Seller and Purchaser. The Third Party Determination shall be final and binding upon the parties. The cost of services provided by the Third Party Accountant shall be borne equally by Seller and Purchaser. Seller's Determination if deemed accepted by Purchaser, a written statement of resolution executed by Seller and

Purchaser, or the Third Party Determination, whichever is applicable, shall be hereinafter referred to as the "Binding Determination."

                  (b) Payment Adjustment. Within 5 Business Days after a Binding Determination, Purchaser shall pay to Seller, or Seller shall pay to Purchaser, in immediately available funds by wire transfer, an amount by which the Purchase Price set forth in the Binding Determination is greater or less than the sum of the Estimated Net Asset Value and Estimated Premium adjusted to take into account that the Purchaser Closing Payment or Seller Closing Payment, as applicable, was less than the positive amount of the Estimated Net Asset Value and Estimated Premium or greater than the negative amount of the Estimated Net Asset Value and Estimated Premium, plus interest on the amount of the cash adjustment at 3% per annum from and including the Closing Date through the day next preceding the payment date. In the event full payment is not timely made as provided herein, then default interest shall thereafter apply at the rate of 9% per annum on the unpaid amount thereof.

         3.3 The Closing. Subject to the satisfaction or waiver of all conditions set forth in Article VIII hereof, the closing of the transactions contemplated hereby ("Closing") shall be held at 7:00 a.m. (Detroit, Michigan
Time) at the offices of Seller on the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VIII hereof, or at such place or such other time as may be mutually agreed upon by the parties hereto.

         3.4 Documents and Certificates. At Closing, Seller shall execute and deliver to Purchaser, and Purchaser shall execute and deliver to Seller, the Assignment Agreement that conveys to Purchaser good and marketable title to the Acquired Assets free and clear of any and all Liens other than Permitted Liens, and under which Purchaser shall accept such Acquired Assets and assume the Assumed Liabilities. Such Assignment Agreement shall be dated the Closing Date, appropriately completed and duly executed by Seller and Purchaser. Seller and/or Parent shall, at, prior or after Closing, execute and deliver to Purchaser all such Other Instruments requested by Purchaser as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE IV
                           ACTIONS PENDING TRANSACTION

         4.1 Forbearances of Seller and its Subsidiaries. From the date hereof until the Closing, except as expressly contemplated by this Agreement, without the prior written consent of Purchaser, Seller will not:

                  (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact in any material respect its business organizations and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Seller's ability to perform any of its obligations under this Agreement.

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                  (b)      Dispositions. Except as provided in Section 4.1(d)
below, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its tangible assets or properties except for sales in the ordinary course of business for fair value consistent with past practice; sell or transfer any of its deposit liabilities; or sell, transfer, lease, license, encumber or otherwise dispose of any of its Intellectual Property.

                  (c) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposit liabilities or properties of any Person.

                  (d) Loans, Loan Participations and Servicing Rights. Acquire, whether or not in the ordinary course of business, any loans, any loan participations or servicing rights; or sell any loans (excluding loan participations) or servicing rights.

                  (e) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or other applicable regulatory requirements.

                  (f) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof or as otherwise expressly permitted by this Agreement, enter into or terminate any agreement, lease or license, or amend or modify in any material respect or renew any of its existing agreements, leases or licenses.

                  (g) Claims. Settle any claim, action or proceeding if it involves a precedent for other similar claims which could affect the Business in the hands of Purchaser after the Closing.

                  (h) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property other than real property which becomes an Excluded Asset.

                  (i) Deposit Taking and Other Bank Activities. Voluntarily make any material changes in or to its deposit mix; increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except to prevent run-off based upon changes in the rate of interest paid on like kind deposits by other commercial banks in its market area consistent with past practice; incur any liability or obligation relating to marketing or advertising activities and initiatives other than in the ordinary and usual course consistent with past practice which expire in full at or prior to the Cut-Off Time; open any new branch or deposit taking facility; or close or relocate any existing branch or other facility.

                  (j) Investments. Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than investments with maturities of less than one year and consistent with past practices; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing agreements relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

                  (k) Fixed Assets. Purchase or lease any fixed assets, except for emergency repairs or replacements; provided Purchaser's consent to the purchase by Seller of non-material fixed assets in the ordinary course on as-needed basis shall not be unreasonably withheld or delayed.

                  (l) Lending. (i) Make any material changes in its policies concerning loan underwriting or which Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or renew or restructure any existing loan or line of credit; provided, however,

Seller need not obtain Purchaser's prior written consent to the following (A) in the case of a consumer loan or extension of credit with full personal recourse to the borrower in a principal amount not in excess of $10,000, (B) in the case of a loan secured by a first mortgage on an owner occupied one-to four-family principal residence which provides full personal recourse to the borrower in a principal amount not in excess of $75,000, (C) in the case of a loan secured by a first mortgage on commercial real property in a principal amount not in excess of $100,000, (D) in the case of a commercial loan secured by a first lien on accounts receivable, inventory or other tangible assets which also provides full personal recourse to the borrower in a principal amount not in excess of $100,000, or (E) in the case of loans (other than commercial construction loans) outstanding on the date hereof to one borrower (or group of affiliated borrowers) the restructuring of loans with an aggregate principal balance not in excess of $100,000; provided in the case of subparts (A)-(D) the loan exposure to one borrower (or group of affiliated borrowers) shall not exceed $175,000. Purchaser shall not unreasonably withhold any consent required under this subsection and any required consent or rejection shall be given by Purchaser within three Business Days after delivery by Seller to Purchaser of the complete loan package.

                  (m) Joint Ventures and Real Estate Development Operations. Engage in any joint venture, partnership or similar activity; make any investment in any existing joint venture or partnership except for Previously Disclosed written commitments outstanding on the date hereof; or engage in any new real estate development or construction activity.

                  (n) Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any representations and warranties set forth in Article V of this Agreement being or becoming untrue at any time at or prior to Closing; (ii) any of the conditions to Closing set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iii) a violation of any provision of this Agreement.

                  (o) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  (p) Indebtedness. Incur any indebtedness for borrowed money.

                  (q) Commitments. Agree or commit to do any of the foregoing.

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         4.2      Forbearances of Parent and Purchaser. From the date hereof until Closing, except as expressly contemplated by this Agreement, without the prior written consent of the other party, neither Parent nor Purchaser will knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (a) any of the representations and warranties set forth in Article V (as to Parent) or Article VI (as to Purchaser) in this Agreement being or becoming untrue at any time at or prior to the Closing, (b) any of the conditions to Closing set forth in Article VIII not being satisfied except as expressly permitted by this Agreement or (c) a violation of any provision of this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         Seller and Parent hereby jointly and severally represent and warrant to Purchaser as follows:

         5.1 Organization, Standing and Authority. Each of Seller and Parent is duly organized, validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of the Business requires such licensing or qualification. Parent is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

         5.2 Authorization. The execution, delivery and performance of this Agreement, the Assignment Agreement and the Other Instruments by Seller and Parent, as applicable, and (subject to the receipt of all necessary approvals from regulatory authorities) the consummation of the transactions contemplated by this Agreement by Seller and Parent, as applicable, are within the power and authority (corporate or otherwise) of Seller and Parent and have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of each of Seller and Parent. This Agreement constitutes, and at the time of the execution and delivery by Seller and/or Parent of the Assignment Agreement and the Other Instruments, each of them shall constitute, a valid and binding agreement of Seller and Parent, as applicable, enforceable against Seller and Parent, as applicable, in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, receivership, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

         5.3 Non-contravention. The execution, delivery and performance of this Agreement, the Assignment Agreement and the Other Instruments by Seller and Parent, as applicable, and the consummation of the transactions contemplated by this Agreement do not and shall not (a) contravene or conflict with the articles of incorporation or bylaws of Seller or Parent, (b) subject to the receipt of all necessary approvals from regulatory authorities, contravene or conflict with or constitute a violation of any applicable law, rule, regulation, written agreement with any regulatory authority, memorandum of understanding with any regulatory authority or other regulatory directive, or require any consent or approval of any governmental or regulatory authority, or under any judgment, injunction, order, writ or decree applicable to Seller or Parent, (c) result in the creation of any Lien upon any of the Acquired Assets or (d) conflict with, result in the breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under, or loss of any benefit to which Seller is entitled under, any agreement, lease, license, note, bond, mortgage, indenture, deed of trust or instrument or obligation to which Seller is a party, or by which any of the Acquired Assets or Assumed Liabilities may be affected.

         5.4 Title to Acquired Assets. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery by Seller and Parent, as applicable, of the Assignment Agreement and any Other Instruments, (a) Purchaser shall have acquired good and marketable title to the Acquired Assets, free and clear of all Liens other than Permitted Liens; (b) the Assignment Agreement and Other Instruments to be delivered by Seller and Parent, as applicable, shall be in appropriate form and sufficient to validly convey, transfer and assign to Purchaser good and marketable title to the Acquired Assets; and (c) none of Seller or any of its Affiliates shall have any interest in the Acquired Assets or the Assumed Liabilities.

         5.5      Litigation.

                  (a) Except as Previously Disclosed, there is no action, suit, claim, litigation, proceeding, arbitration or controversy (or, to Seller's knowledge, any reasonable basis therefor) pending against or affecting, or to Seller's knowledge, contemplated or threatened against, Seller relating to the Business, any Acquired Asset or any Assumed Liability before any court or arbitrator or any governmental body, agency or official, or which challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

                  (b) Except as Previously Disclosed, there are no outstanding judgments or orders of any arbitrator or governmental entity including any regulatory authority with jurisdiction over Seller or any of its Affiliates which specifically relate to the Business, any of the Acquired Assets or any Assumed Liability, other than requirements imposed by any report of examination issued by a regulatory authority, which requirements have been satisfied in all material respects or are in the process of being satisfied in all material respects.

         5.6      Compliance with Laws; Regulatory Filings and Approvals.

                  (a) Except as Previously Disclosed, (i) Seller is not in violation in any material respect of, and since January 1, 2000 has not violated in any material respect, any law, rule, ordinance, regulation, judgment, injunction, order or decree entered by any court, arbitrator or governmental or regulatory authority, applicable to the Business, the Acquired Assets or the Assumed Liabilities; (ii) Seller is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any regulatory authority, federal or state, charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, nor has either of them been advised by such regulatory authority that it is contemplating issuing or requesting any of the foregoing; or (iii) to the knowledge of Seller, Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any law, rule, ordinance or regulation applicable to the Business, the Acquired Assets or the Assumed Liabilities, in each case other than requirements imposed by any report of examination issued by a regulatory authority that is in the process of being complied with.

                  (b) Seller has Previously Disclosed each material license, franchise, permit, certificate, approval or other similar authorization possessed by Seller affecting, or relating in any way to, the Business, the Acquired Assets or the Assumed Liabilities (the "Permits"), together with the name of the government agency or entity issuing such Permit. Except as Previously Disclosed (i) the Permits are valid and in full force and effect and
(ii) Seller is not in default, and no condition exists that with notice or lapse of time or otherwise would reasonably constitute a default, under the Permits. The Permits include all licenses, franchises, permits or other similar authorizations necessary for the conduct of the Business as conducted on the date of this Agreement.

                  (c) Seller and Parent have duly and timely filed with all applicable regulatory authorities the reports and securities documents required to be filed by them under applicable laws and regulations and such reports and securities documents were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations.

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity including any regulatory authority is required by or with respect to Seller or Parent relating to the consummation of the transactions contemplated hereby, except for (i) the filing of an application and/or notice with the Board of Governors of the Federal Reserve System, and approval of same, (ii) the filing of an application and/or notice with the State of Michigan Office of Financial and Insurance Services and approval of same, and (iii) the filing of an application and/or notice with the Federal Deposit Insurance Corporation to the extent required by Section 32 of the Federal Deposit Insurance Act and applicable regulations, and approval of same.

                  (e) As of the date hereof, neither Parent nor Seller is aware of any reasons relating to Seller or any of its Affiliates (including CRA compliance) why all consents and approvals shall not be procured from all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement without the imposition of any condition or restriction of the type described in Section 8.1(c).

         5.7      Financial Statements.

                  (a) Seller has Previously Disclosed the Seller Financial Statements, which, in the case of the audited Seller Financial Statements, are accompanied by the audit reports of Seller Accountant. The Seller Financial Statements, as well as the Seller financial statements to be delivered pursuant to Section 7.6 hereof, fairly present or will fairly present, as the case may be, the financial condition of Seller as of the respective dates set forth therein, and the income, changes in stockholders' equity and cash flows of Seller for the respective periods set forth therein.

                  (b) Each of the Seller Financial Statements referred to in Section 5.7(a) has been and the Seller financial statements to be delivered pursuant to Section 7.6 will be, as the case may be, prepared in accordance with generally accepted accounting principles, except as stated therein, and except in the case of interim statements for the absence of footnotes and normal year end adjustments. The audits of Seller have been conducted in accordance with generally accepted auditing standards. The accounting Books and Records of Seller are being maintained in compliance with applicable legal and accounting requirements, and such Books and Records accurately reflect, in all material respects, all dealings and transactions in respect of the Business, assets, liabilities and affairs of Seller.

         5.8 Material Adverse Change. Except as Previously Disclosed, since December 31, 2002, (a) Seller has conducted the Business only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a material adverse affect on the Business, any of the Acquired Assets, or the financial condition or results of operation of Seller.

         5.9      Environmental Matters.

                  (a) Seller is in compliance in all material respects with all Environmental Laws. Seller has not received any communication alleging that it is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

                  (b) To the knowledge of Seller, none of the properties currently owned or operated by Seller, or any property previously owned or operated or currently leased by Seller, or securing any loan held by Seller, has been or is in violation of or liable under any Environmental Law.

                  (c) To the knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of Seller or any Person whose liability or obligation for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law.

                  (d) Except as Previously Disclosed, Seller has not conducted any environmental studies during the past 5 years with respect to any properties owned by it or leased by it.

         5.10 Taxes. All federal, state, local and foreign tax returns, tax reports and all required forms and extensions ("Returns") required to be filed by Seller on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Returns are required to be filed, all amounts shown as owing thereon have been paid, and such Returns were true and accurate and were completed in accordance with applicable law when filed. All Taxes of Seller which have become (or will become) due or payable by Seller on or before the Closing Date, have been paid or will be paid in full by Seller or Parent on or before the Closing Date. All deposits required by law to be made by Seller with respect to employees' withholding Taxes have been duly made, and as of the Closing Date all such deposits due will have been made. There are no, and immediately after the Closing there will not be any, Liens on the Acquired Assets relating to or attributable to Taxes. Except as Previously Disclosed, neither Parent nor Seller has any knowledge of any basis for the assertion of any claims for Taxes which, if adversely determined, would result in a Lien on any of the Acquired Assets or otherwise adversely effect any of the Acquired Assets.

         5.11 Labor Matters. Seller is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees. There are no pending or, to the knowledge of Seller, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by Seller. Seller has complied with all material laws and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws and the payment of social security and similar Taxes, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller currently has no liabilities under the Workers Adjustment and Retraining Notification Act ("WARN") or any similar state law or regulation and the consummation of the transactions contemplated by this Agreement will not result in any liability under WARN or any similar state law or regulation.

         5.12 Employee Benefits. Neither Purchaser nor any of its Affiliates shall have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to any of the directors, employees or independent contractors of Seller under the Benefit Plans or otherwise. Nothing herein is intended to relate to liability of

Purchaser after the Closing to any former employee of Seller who is hired by Purchaser relating to such Person's post-Closing employment with Purchaser as a newly hired employee.

         5.13 Certain Arrangements. Except as Previously Disclosed, Seller is not a party to, bound or affected by, or obligated under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of Federal Home Loan Bank advances and federal funds purchased) or the guarantee of any obligation by it, (b) any agreement, arrangement or commitment relating to the employment of any Person, (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any Person as a result of Seller entering into this Agreement or the consummation of any of the transactions contemplated by this Agreement (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the transactions contemplated by this Agreement); (d) any agreement, arrangement or understanding which limits the freedom of Seller to compete in any line of business or with any Person; (e) any agreement pursuant to which loans have been sold by Seller which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller; or (f) any subservicing agreement.

         5.14 Contracts and Excluded Contracts. Seller has Previously Disclosed a list and true and complete copies of all of the existing Contracts, including all agreements, leases and licenses which may be subject to exclusion as Excluded Contracts. All of the foregoing are in full force and effect, and there is no material default under any of the foregoing by Seller or any other Person. All of the Contracts to be assumed by Purchaser pursuant to this Agreement shall, at Closing, be in full force and effect and no material default by any of the parties thereto shall exist at such time.

         5.15 Insurance. Seller maintains all insurance required by contract and applicable laws and regulations. Except as Previously Disclosed, Seller has not, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied. All material insurance policies maintained by Seller are Previously Disclosed.

         5.16 Properties. All real and personal property owned by Seller or presently used in the Business are sufficient to carry on the Businesses in the ordinary course of business consistent with past practices. Seller has good and marketable title free and clear of all Liens (other than equitable rights of redemption under applicable foreclosure laws) to all its properties and assets, real and personal, except (a) Liens for current Taxes not yet due or payable,
(b) pledges to secure deposits, (c) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, which do not adversely affect the value or use of such real property, and (d) monetary Liens, if any, reflected in the Seller Financial Statements as of March 31, 2003.

         5.17 Allowance for Loan Losses. The allowance for loan losses reflected on Seller's balance sheet included in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller financial statements and the calculation of the Estimated Net Asset Value and Seller's Determination, adequate as of their respective dates or as of the Cut-off Time, as applicable, under the requirements of generally accepted accounting principles and all applicable regulatory authorities.

         5.18 Loan Portfolio. Each loan reflected as an asset on the Seller Financial Statements as of March 31, 2003, and each loan originated or acquired by Seller thereafter is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute), the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Except as Previously Disclosed, all such loans are, and the loans held will be, free and clear of any Lien (other than the Lien of the Federal Home Loan Bank of Chicago to secure Federal Home Loan Bank advances). Except as Previously Disclosed, there is no loan or other asset of Seller that as of the date hereof has been classified by examiners, management, internal auditors or outside auditors as "Other Loans of Concern," "Substandard," "Doubtful", "Loss," or in any other similar category. Expect as Previously Disclosed, no borrower or other Person has asserted or threatened to assert any lender liability claim against Seller or set-off to any liability under any loan, in each case which has not been fully resolved.

         5.19 Investment Portfolio. All investment securities held by Seller, as reflected in the balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with generally accepted accounting principles, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public deposits, none of the investments reflected in the Seller Financial Statements as of March 31, 2003 and none of the investments since made by Seller is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under generally accepted accounting principles.

         5.20     Interests of Certain Persons.

                  (a) Except as Previously Disclosed, no goods or services are provided by Seller to its Affiliates and no goods or services are provided by Affiliates of Seller to Seller.

                  (b) Except as Previously Disclosed, no officer, director or employee of Seller or any of its Affiliates or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the Business.

         5.21 Fairness Opinion. Seller has received an opinion from Austin Associates, LLC to the effect that, as of the date hereof, the Purchase Price to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to Seller and Parent, as the sole stockholder of Seller.

         5.22 No Undisclosed Liabilities. To the knowledge of Seller, Seller has no liability or obligation, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability or obligation) required in accordance with generally accepted accounting principles to be reflected in an audited balance sheet of Seller or the notes thereto, except (i) for liabilities set forth or reserved against in the Seller Financial Statements as of December 31, 2002 or the notes thereto, and (ii) liabilities occurring in the ordinary course of business since December 31, 2002 or relating to expenses in connection with the transactions contemplated by this Agreement.

         5.23 Indemnification. Except as Previously Disclosed to knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller has occurred which would give rise to a claim or a potential claim by any such Person for indemnification from Seller.

         5.24 Subsidiaries. Seller has no Subsidiaries. Except for the ownership of readily marketable securities and Federal Home Loan Bank stock, Seller does not own any equity or profit and loss interest in any other Person.

         5.25 Intellectual Property. Seller has Previously Disclosed a complete list of the Intellectual Property. No claims, suits, actions or proceedings are pending, and to the knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of Seller, none of the Intellectual Property infringes on the rights of any other Person, and no Person is infringing on the rights of Seller with respect to any Intellectual Property. Except as Previously Disclosed, Seller is not a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property will not be limited or otherwise adversely affected by virtue of its sale and transfer by Seller to Purchaser pursuant to this Agreement.

         5.26 Brokers and Finders. Except for the retention by Seller of Austin Associates, LLC, neither Seller nor any of its Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement. Seller is solely responsible for the fees and expenses of Austin Associates, LLC.

         5.27 Employees; Consultants. Seller has Previously Disclosed the name, place of employment, the annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation and sick days and other benefits paid or payable (in cash or otherwise) in 2001, 2002 and 2003, the date of employment and a description of the position and job function of each current salaried or commissioned employee, officer, consultant or agent of Seller. All employees of Seller are leased to it by Employees Only, a professional employer organization pursuant to an agreement which has been Previously Disclosed.

         5.28 Reasonably Equivalent Value; Solvency. Seller has freely and independently bargained for this Agreement and is receiving equivalent value and fair consideration. After giving effect to the transactions contemplated by this Agreement, Seller shall be able to pay its debts as and when they become due and shall own assets which have a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates.

         5.29 Full Disclosure. No representation or warranty of Seller and Parent in this Agreement, nor any statement or certificate furnished or to be furnished by Seller or Parent to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         6.1 Organization, Standing and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.

         6.2 Authorization. The execution, delivery and performance of this Agreement and the Assignment Agreement by Purchaser, and (subject to the receipt of all necessary approvals from regulatory authorities) the consummation of the transactions contemplated by this Agreement by Purchaser, are within the power and authority (corporate or otherwise) of Purchaser and have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of Purchaser. This Agreement constitutes, and at the time of the execution and delivery by Purchaser of the Assignment Agreement, it shall constitute, a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, receivership, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

         6.3 Non-contravention. The execution, delivery and performance of this Agreement and the Assignment Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement do not and shall not (a) contravene or conflict with the articles of incorporation or bylaws of Purchaser, (b) subject to the receipt of all necessary approvals from regulatory authorities, contravene or conflict with or constitute a violation of any applicable law, rule or regulation or require any consent or approval of any governmental entity including any regulatory authority, or under any judgment, injunction, order, writ or decree applicable to Purchaser, (c) result in the creation of any Lien upon any of the assets of Purchaser or (d) conflict with, result in the breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under, or loss of any benefit to which Purchaser is entitled under, any agreement, lease, license, note, bond, mortgage, indenture, deed of trust or instrument or obligation to which Purchaser is a party, or by which any of its assets may be affected.

         6.4 Litigation. There is no action, suit, claim, litigation, proceeding, arbitration or controversy (or, to Purchaser's knowledge, any reasonable basis therefor) pending against or affecting, or to Purchaser's knowledge, contemplated or threatened against, Purchaser before any court or arbitrator or any governmental body, agency or official, which could adversely affect the ability of Purchaser to consummate the transaction contemplated by this Agreement or which challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

         6.5      Compliance with Laws; Regulatory Filings and Approvals.

                  (a) Purchaser is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any regulatory authority, federal or state, charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, nor has it been advised by any regulatory authority that it is contemplating issuing or requesting any of the foregoing.

                  (b) Purchaser and its holding company have duly and timely filed with all applicable regulatory authorities the reports and securities documents required to be filed by them under applicable laws and regulations and such reports and securities documents were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity including any regulatory authority is required by or with respect to Purchaser relating to the consummation of the transactions contemplated hereby, except for (i) the filing of an application and/or notice with the Board of Governors of the Federal Reserve System, and approval of same, (ii) the filing of an application and/or notice with the State of Michigan Office of Financial and Insurance Services and approval of same, and (iii) the filing of an application and/or notice with the Federal Deposit Insurance Corporation to the extent required by Section 32 of the Federal Deposit Insurance Act and applicable regulations, and approval of same.

                  (d) As of the date hereof, Purchaser is not aware of any reasons relating to Purchaser or any of its Affiliates (including CRA compliance) why all consents and approvals shall not be procured from all governmental entities including regulatory authorities having jurisdiction over the transactions contemplated by this Agreement without the imposition of any condition or restriction of the type referred to in Section 8.1(c).

         6.6 Brokers and Finders. Except for the retention by Purchaser of McConnell, Budd & Romano, Inc., neither Purchaser nor any of its Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement. Purchaser is solely responsible for the fees and expenses of McConnell, Budd & Romano, Inc.

         6.7 Full Disclosure. No representation or warranty of Purchaser in this Agreement, nor any statement or certificate furnished or to be furnished by Purchaser to Seller pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         6.8 Deposit Insurance. Purchaser is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, whose deposit accounts are insured through the Bank Insurance Fund administered by the FDIC. Purchaser's deposit insurance is in full force and effect.

                                   ARTICLE VII
                                    COVENANTS

         7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller, Parent and Purchaser (a) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit and otherwise enable completion of the transaction contemplated by this Agreement as promptly as reasonably practicable and (b) shall cooperate fully with each other to that end.

         7.2      Regulatory Matters.

                  (a) Purchaser shall promptly prepare and file within 15 days after the date hereof or as soon thereafter as is reasonably practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all governmental entities including regulatory authorities which are necessary to consummate the transactions contemplated by this Agreement. Seller shall use its reasonable best efforts to cooperate with Purchaser in connection with the preparation of all such applications, notices, petitions and filings. Seller and Parent, on the one hand, and Purchaser, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made by the other or written materials submitted by the other to any governmental entity including any regulatory authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each party shall act reasonably and as promptly as practicable. Each of Seller and Parent, on the one hand, and Purchaser, on the other hand, agree to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all governmental entities including regulatory authorities necessary to consummate the transactions contemplated by this Agreement and each will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (b) Seller and Parent, on the one hand, and Purchaser, on the other hand, shall promptly furnish each other with copies of written communications received from, or delivered to, any governmental entity including any regulatory authority in respect of the transactions contemplated hereby.

                  (c) Seller and Purchaser shall timely give all pre-Closing and post-Closing notices to all borrowers and deposit holders of Seller, to the extent required by applicable laws, regulations or other regulatory requirements, relating to the transactions contemplated by this Agreement. All notices to be given by Seller shall be pre-approved in writing by Purchaser, which approval shall not be unreasonably withheld or delayed.

         7.3 Third Party Consents. Seller shall use its best efforts to obtain from the other parties to the Contracts, and from other parties with any interest in the Acquired Assets or Assumed Liabilities, if any, consents necessary to the assignment of the Contracts to Purchaser without any amendment, modification or change in the terms thereof, and consents necessary to the transfer of the Acquired Assets to Purchaser and for the assumption by Purchaser of the Assumed Liabilities. In furtherance hereof, Seller shall use its reasonable best efforts to enter into a new lease for premises located at 1467 North Rochester Road, Rochester Hills, Michigan (the "New Real Estate Lease") on the terms set forth on Exhibit D hereto, with Purchaser having the right to assume the New Real Estate Lease without obtaining the consent of the landlord or any other third party.

         7.4      Investigation and Confidentiality.

                  (a) Seller shall permit Purchaser and its representatives reasonable access to the properties and personnel of Seller, and shall disclose and make available to Purchaser, upon its reasonable request, all books, papers and records relating to the Business, the Acquired Assets, the Assumed Liabilities, and the Excluded Contracts, including all books of account (including the general ledger), Tax records, filings with any governmental entity including any regulatory authority, accountants' work papers, litigation files, loan files, Benefit Plans, and any other business activities or prospects in which Purchaser may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations of Seller. Seller shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Purchaser and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations of Seller.

                  (b) All information previously furnished by Seller or Parent to Purchaser in connection with the transactions contemplated by this Agreement or hereinafter provided pursuant hereto shall be treated as the sole property of Seller or Parent, as applicable, until Closing, and if Closing does not occur, Purchaser shall either destroy or return to Seller or Parent all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue at all times after the termination of this Agreement but shall not apply to (i) any information which (x) Purchaser can establish was already in its possession prior to the disclosure thereof by Seller or Parent; (y) was then generally known to the public; or (z) becomes known to the public through no fault of Purchaser; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that Purchaser shall use its best efforts to give Seller at least ten Business Days' prior notice thereof.

         7.5 Press Releases. Seller and Purchaser shall agree with each other as to the form, substance and timing of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form, substance and timing of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit Parent and/or Seller, on the one hand, or Purchaser, on the other hand, following notification to the other, from making any disclosure which it believes is required by law or regulation.

         7.6 Current Information. During the period from the date hereof to Closing, Seller shall, upon the request of Purchaser, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Purchaser regarding the Business and the financial condition and operations of Seller and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than five Business Days after filing, Seller will deliver to Purchaser all reports filed by it or by Parent on its behalf with any regulatory authority subsequent to the date hereof, provided, however, that nothing contained herein shall require Seller or Parent to deliver any reports, the disclosure of which would violate any law, regulation, rule or order of any regulatory authority. Seller will also deliver to Purchaser as soon as practicable all quarterly and annual Seller financial statements prepared with respect to periods ending subsequent to March 31, 2003. As soon as practicable after the end of each month, Seller will deliver to Purchaser (a) its monthly deposit and loan trial balances, (b) its monthly investment portfolio analysis, and (c) its monthly balance sheet and income statement.

         7.7 Environmental Reports. If requested by Purchaser within 15 days after the date hereof, Seller shall provide to Purchaser, as soon as reasonably practical, but not later than 30 days from the receipt by Seller of the request of Purchaser therefor, a report of a phase one environmental investigation on real property owned or leased by Seller or securing any loan held by Seller (but excluding space in office or retail and similar establishments leased by Seller for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one environmental investigation in Purchaser's reasonable opinion, Seller shall provide to Purchaser, within 30 days of the receipt by Seller of the request of Purchaser therefor, a report of a phase two environmental investigation on properties requiring such additional study. The costs of the phase one and phase two environmental investigations, if any, shall be borne by Purchaser.

         7.8 Exclusivity. Seller and Parent agree that they shall not, and none of their Affiliates, agents, representatives, directors, officers or employees shall, either directly or indirectly (through agents, affiliates or otherwise) sell, transfer or otherwise encumber or solicit, discuss, accept or take any other action with respect to an offer from any other potential purchaser to acquire any of the material assets or liabilities of the Business, whether by asset purchase, stock purchase or otherwise.

         7.9 Integration of Policies. During the period from the date hereof to Closing, Seller shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause its data processing service providers to, cooperate and assist Purchaser in connection with an electronic and systematic conversion of all applicable data regarding the Business, the Acquired Assets and the Assumed Liabilities. In furtherance of the foregoing, after all required regulatory applications have been filed by Purchaser pursuant to Section 7.2, Seller shall make reasonable arrangements during normal business hours to permit representatives of Purchaser to train Seller employees in Purchaser's system of electronic data processing. Each party shall bear the costs of the services of their own employees in connection with the data processing conversion. The costs of services of any third party provider in connection with such conversion shall be borne by Purchaser.

         7.10     Post-Closing Access, Record Retention and Confidentiality.

                  (a) Each of Seller and Parent, on the one hand, and Purchaser, on the other hand, agree that after Closing it will permit the other party and its representatives (including counsel and auditors) during normal business hours to have reasonable access to and examine and make copies of all books and records of the other party which pertain to the Business, the Acquired Assets or the Assumed Liabilities prior to Closing (including correspondence, memoranda, books of account, payroll records, audit work papers and the like).

                  (b) For a period of three years after Closing, each of Parent and Seller, on the one hand, and Purchaser, on the other hand, agree that prior to the destruction or disposition by it of any books or records pertaining to the Business, the Acquired Assets or the Assumed Liabilities it shall provide not less than 30 nor more than 60 days prior written notice to the other party of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

                  (c) After Closing, Seller, Parent and their respective Affiliates shall at all times hold, and shall cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, rule or regulation, all documents and information concerning the Acquired Assets and Assumed Liabilities, and shall not directly or indirectly use such documentation or information for any competitive or other commercial purposes.

                  (d) After the Closing, Seller, Parent and their respective Affiliates shall cease and shall not thereafter use any of the Intellectual Property.

         7.11     Tax Reporting.

                  (a) For the period ending through the Cut-off Time, Seller shall perform all reporting requirements under applicable Tax laws which relate to the loans that are Acquired Assets and deposit liabilities that are Assumed Liabilities.

                  (b) Seller shall timely provide to Purchaser position and transaction extracts from its data processing system to allow Purchaser to map tax information to Purchaser's tax reporting database, as such information is reasonably necessary for purposes of satisfying the reporting requirements under applicable Tax laws for the period ending after the Cut-off Time. Purchaser shall perform all reporting requirements under applicable Tax laws after the Cut-off Time relating to the loans that are Acquired Assets and deposit liabilities that are Assumed Liabilities.

         7.12     Post Closing Tax Covenants.

                  (a) Subject to Section 7.12(c) below, Seller and/or Parent will be responsible for the preparation and filing of all Returns of Seller or relating to the Business, the Acquired Assets and the Assumed Liabilities (including Returns required to be filed after the Closing Date) to the extent such Returns include or relate to the period through the Closing. Such Returns shall be true, complete and correct and prepared in accordance with applicable law in all respects. Seller will be responsible for and make all payments of Taxes shown to be due on such Returns or otherwise relating to the period through the Closing.

                  (b) Purchaser will be responsible for the preparation and filing of all Returns it is required to file with respect to Purchaser's ownership or use of the Acquired Assets or its operation of the Business attributable to the period after Closing. Purchaser's Returns shall be true, complete and correct and prepared in accordance with applicable law in all respects. Purchaser will make all payments of Taxes shown to be due on such Returns or otherwise relating to the Acquired Assets and its operation of the Business after Closing.

                  (c) In the case of any Returns relating to real or personal property Taxes (or other similar Taxes) attributable to the Acquired Assets, which Returns cover a taxable period commencing before the Closing Date and ending thereafter, Purchaser shall prepare such Returns, and such Taxes shall be prorated on a per diem basis to such taxable period. In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Acquired Assets which are paid by Seller but relate to the period after Closing, Purchaser shall promptly reimburse Seller for such Taxes following receipt by Purchaser of documentation from Seller evidencing that such Taxes relate to the period after Closing and that such Taxes have been paid by Seller. In the case of any personal or real property Taxes (or other similar Taxes) attributable to the Acquired Assets which are paid by Purchaser but relate to the period prior to Closing, Seller shall promptly reimburse Purchaser for such Taxes following receipt by Seller of documentation from Purchaser evidencing that such Taxes relate to the period prior to Closing and that such Taxes have been paid by Purchaser.

                  (d) To the extent relevant to the Business or the Acquired Assets, each of Seller and Parent, on the one hand, and Purchaser on the other hand, shall
(i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years' Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for four (4) years after Closing without the prior written consent of Purchaser.

         7.13     Restrictive Covenants.

                  (a) For a period of two (2) years from and after the Closing Date, neither Parent, Seller nor any of their respective Affiliates shall, directly or indirectly, (i) open any deposit taking facility including any ATM machine, loan origination or processing office, or any facility for the rendering or provision of investment, brokerage or investment advisory services, investment products, insurance or estate planning services or products or financial planning services, within a two mile radius of 1467 North Rochester Road, Rochester Hills, Michigan (the "Competitive Market Area"); (ii) engage in targeted marketing of any products or services to Persons within the Competitive Market Area; provided, however, advertisements of general circulation or distribution which are not targeted to Persons within the Competitive Market Area shall not be deemed targeted marketing; (iii) solicit business from any customers of the Business including depositors and borrowers, except through media advertisements of general circulation or distribution which are not targeted to such customers, but excluding depositors and borrowers who are customers of any Affiliate of Seller as of the Cut-off Time that are listed on Exhibit E; provided, however, nothing herein shall preclude an Affiliate of Seller from conducting business with customers of the Business on an unsolicited basis; or (iv) encourage any Person to cease its relationship or cease doing business with Purchaser or its Affiliates including employees and vendors of Purchaser and its Affiliates.

                  (b) For a period of 5 years from and after the Closing Date, neither Seller nor any of its Affiliates shall use, directly or indirectly, any of the trademarks, service marks, trade dress, logos, trade names, or corporate name of Seller, or any translations, adaptations or derivations thereof, for any commercial or business purpose whatsoever, or sell or transfer any rights therein, to any third party.

                  (c) Seller and Parent agree and acknowledge that the restrictive covenants set forth in Section 7.13(a) and (b) above are reasonable, appropriate and necessary to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby. Seller and Parent do further acknowledge that Purchaser's remedy at law for any breach of Section 7.13(a) or
(b) above would be inadequate, and therefore, Seller and Parent agree that Purchaser shall be entitled to injunctive relief together with monetary damages in the event of any breach of the provisions of Section 7.13(a) or (b) above. In connection with any injunction proceeding, Seller and Parent waive the requirement for any bond to be posted by Purchaser, and if a bond is nevertheless required, they agree it should be in a nominal amount.

                  (d) 20% of the Premium shall be allocable for Tax purposes to the restrictive covenants under Section 7.13(a) above and 5% of the Premium shall be allocable for Tax purposes to the restrictive covenants contained in Section 7.13(b), as provided in Exhibit C.

         7.14     Employees.

                  (a) As soon as reasonably practicable after the date of this Agreement, Purchaser shall identify to Seller the names of those employees of Seller that Purchaser intends to offer employment at Closing as newly-hired at-will employees of Purchaser. Seller shall use reasonable best efforts to continue the employment of such employees prior to Closing and to assist Purchaser in hiring such Persons as newly hired at-will employees of Purchaser.

                  (b) All employees of Seller who are hired at Closing by Purchaser as newly-hired at-will employees shall not be entitled to carryover any benefits to which they are entitled, or which they have earned, from Seller including accrued vacation and sick pay. Seller shall pay such employees their accrued vacation, sick pay and other benefits to which they are entitled, or which have been earned by them, within three Business Days after Closing.

                  (c) Purchaser shall not be liable, as successor employer or otherwise, for any claims, demands or entitlements of the employees of Seller relating to their employment or service with Seller or their entitlements to compensation, severance, or other benefits from Seller, including claims under WARN or similar state laws (collectively, "Employee Claims"), and Parent and Seller shall, jointly and severally, indemnify and hold Purchaser harmless from and against any and all Employee Claims.

         7.15 Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement shall be borne by and paid for by Seller.

         7.16 Assignment and Recording Charges. Seller shall be responsible for preparing and where applicable, recording in the government office where any lien or security interest with respect to such loan is filed or recorded, at its sole expense, all documents relating to the assignment in favor of Purchaser of all loans that are Acquired Assets. To the extent permitted by applicable state law, jurisdictional assignments will be done by blanket assignment.

         7.17     Notice to Depositors.

                  (a) Preliminary Notice. Purchaser and Seller shall notify all depositors and all safety deposit box customers of the Seller by a mailing containing text mutually acceptable to Seller and Purchaser, calculated to provide necessary and specific information to the owners of particular types of accounts, of Purchaser's pending assumption of the assumed deposits. The notice shall be sent at a mutually agreeable time, which in no event shall be earlier than the time of procurement of all regulatory approval required for consummation of the transaction contemplated by this Agreement nor later than thirty (30) days prior to the Closing. The mailing shall include specific information about procedures for the delivery of necessary forms and checks of Purchaser. Purchaser shall bear the costs for the design, printing and postage of the materials included in such mailing. Seller shall have the responsibility for placing such mailing into the mail.

                  (b) Checks, Forms, and Brochures. Prior to the Closing, Purchaser will furnish appropriate depositors by mail with brochures, forms and other written materials related or necessary to the assumption of the assumed deposits by Purchaser and the conversion of these accounts to Purchaser accounts. The mailing shall provide checks to appropriate depositors using Purchaser's forms with instructions to use Purchaser's checks on and after the Closing and, thereafter, to destroy any unused checks on Seller's forms. This mailing shall be sent at a mutually agreeable time, which in no event shall be earlier than the time of procurement of all regulatory approval required for consummation of the transaction contemplated by this Agreement nor later than ten (10) days prior to the Closing. Check forms of Purchaser shall not be provided to depositors prior thereto. The expenses of the printing, processing and mailing of such information of Purchaser shall be borne by Purchaser. Purchaser shall pay the expenses of providing new Purchaser checks and other forms and written materials to appropriate customers. Before Closing, except as provided in this Section 7.17, Purchaser will not contact Seller's customers except as may occur in connection with advertising or solicitations directed to the public generally or except as mutually agreed to accomplish an orderly transition of the assumed deposits to Purchaser.(1)

         7.18 Deposit Agreements. After the consummation of this transaction and with respect to the deposit liabilities assumed by Purchaser:

                  (a) Checks, Drafts, and Orders. Purchaser shall pay all checks, drafts, and withdrawal orders properly drawn on assumed deposits and properly presented to it by mail, over its counters, or through clearing houses to the extent that the account balances to the credit of the respective makers or drawers are sufficient to permit the payment thereof in accordance with the applicable deposit agreements.

                  (b) Interest. Purchaser shall pay or credit interest on the assumed deposits in accordance with the applicable deposit agreements as or until they may be

----------------

(1) Might need to transfer Seller ABA # to Purchaser (if it can be done) to permit processing of Seller checks by Purchaser.

legally modified or terminated in accordance with their respective terms. Purchaser shall after termination of any deposit agreement be free to enter into new deposit agreements with such customers on such terms and conditions as Purchaser may, in its discretion, offer to such customers.

                  (c) Usual Course. Purchaser shall satisfy and discharge the duties and obligations of Seller under the deposit agreements in the usual course of conducting a banking business in accordance with and subject to applicable laws and regulations.

         7.19 Loan Agreements. After the consummation of this transaction, Purchaser shall satisfy and discharge the post-Closing contractual duties of Seller under all loan agreements, mortgages, security agreements, promissory notes and other documents evidencing or relating to the loans acquired by Purchaser pursuant to this Agreement (the "Loan Agreements") in accordance with their respective terms. Purchaser shall not, however, be obligated to extend additional credit or to modify the terms and conditions of any Loan Agreement except as provided therein or as Purchaser may, in its discretion, agree to do so directly with any customer.

         7.20 Post-Closing Operations. After the Closing and in accordance with the procedures established by the parties for such matters:

                  (a) Overdrafts. If at the Cut-off Time there exists a negative balance in an assumed deposit account (e.g., an overdraft), that account will be transferred to Purchaser and that negative balance will be netted against other positive balances in aggregating total assumed deposits for all transferred accounts. If by the date of the Seller's Determination pursuant to Section 3.2(a) the customer has not deposited sufficient money to cover that negative balance, then, upon Purchaser's request prior to the final determination of the Purchase Price, Seller shall reimburse Purchaser for that amount in exchange for Purchaser's assignment to Seller of Purchaser's claim against the customer. Seller's reimbursement shall be limited to the amount of the negative balance in the account at the Cut-off Time less any deposits to the account after the Cut-off Time and prior to the final determination of the Purchase Price.

                  (b) Transitional Credits. If before the Cut-off Time any check, draft, or other negotiable instrument drawn on another financial institution for collection and payment is deposited to an assumed deposit account or is cashed by Seller for a customer with an assumed deposit account, and after the Cut-off Time that instrument is dishonored by the drawee institution, then:

                           (i)      If there existed a sufficient credit balance
in an assumed deposit account against which that dishonored instrument may be properly charged in accordance with applicable laws, regulations, and account agreements, then (1) the amount of that dishonored instrument shall be charged by Purchaser against that assumed deposit account; and (2) Purchaser shall then remit to Seller the amount of that dishonored instrument.

                           (ii)     If there did not exist a sufficient credit
balance in an assumed deposit account against which that dishonored instrument may be properly charged, then Seller shall bear the loss, if any, with respect to that dishonored instrument.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.1 Conditions to Each Party's Obligation to Close. The respective obligation of each of Seller and Parent, on the one hand, and Purchaser, on the other hand, to consummate this Agreement shall be subject to the satisfaction prior to Closing of the following conditions:

                  (a) The obtaining of all required consents, orders or approvals of, and the making of all required declarations or filings with, all governmental entities relating to the consummation of the transactions contemplated by this Agreement including the filings and approvals referred to in Sections 5.6(d) and 6.5(c), and the expiration of all applicable regulatory waiting periods.

                  (b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the transaction contemplated by this Agreement.

                  (c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement or any of the transactions contemplated hereby, by any governmental entity which, in connection with the grant of a requisite regulatory approval, imposes any condition or restriction upon Seller or Purchaser which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable judgment of the Board of Directors of either Seller or Purchaser, the consummation of this Agreement.

         8.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate this Agreement shall also be subject to the satisfaction or written waiver by Purchaser prior to Closing of the following conditions:

                  (a) The representations and warranties of Seller and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak only to an earlier date) in all material respects as of Closing as though made anew at Closing.

                  (b) Seller and Parent shall have performed in all material respects all of their respective covenants, agreements and obligations required to be performed by them under this Agreement at or prior to Closing.

                  (c) Seller shall have obtained all required consents or approvals from the other parties to the Contracts to permit the lawful transfer and assignment of the Contracts to Purchaser without cost, penalty, premium or change in terms thereof.

                  (d) Seller shall not have experienced or suffered after the date of this Agreement any material loss to or interference with the Business or to any of its material assets from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

                  (e) The New Real Estate Lease shall have been entered into on the terms set forth on Exhibit D hereto and shall be in full force and effect.

                  (f) The Chief Executive Officer of each of Parent and Seller shall have executed and delivered a closing certificate to Purchaser certifying that the conditions set forth in Sections 8.2(a) - (e) above have been satisfied.

         8.3 Conditions to Obligations of Seller. The obligation of Seller and Parent to consummate this Agreement shall also be subject to the satisfaction or written waiver by Seller prior to Closing of the following conditions:

                  (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak only to an earlier date) in all material respects as of Closing as though made anew at Closing.

                  (b) Purchaser shall have performed in all material respects all of its covenants, agreements and obligations required to be performed by it under this Agreement at or prior to Closing.

                  (c) The Chief Executive Officer of Purchaser shall have executed and delivered a closing certificate to Seller certifying that the conditions set forth in Sections 8.3(a) and (b) above have been satisfied.

                  (d) Purchaser shall have entered into a lease agreement for the occupancy of the banking office currently occupied by Seller (the "New Lease") which shall, among other things, grant Seller the option, exercisable for a period of one year following the date of any termination of this Agreement, to assume all the rights and obligations of Purchaser under the New Lease as provided in Section 11.6 below.

                                   ARTICLE IX
                       PRE-CLOSING AND CLOSING DELIVERIES

         9.1 Pre-Closing Deliveries by Seller. On the Business Day next preceding the Closing Date, Seller will deliver to Purchaser the following:

                  (a)      The Estimated Net Asset Value;

                  (b)      The Estimated Premium;

                  (c) A list of all Contracts entered into by Seller after the date of this Agreement together with a true and complete copy of each such Contract; and

                  (d) A list of all agreements, leases and licenses that are Excluded Contracts or may be designated as Excluded Contracts by Purchaser (together with true and complete copies of those which have not been Previously Disclosed).

         9.2 Closing Deliveries by Seller. At Closing, Seller and/or Parent, as applicable, will deliver to Purchaser the following:

                  (a) A certificate of the Secretary of Seller certifying as of the Closing Date (i) a true, correct and complete copy of the resolutions approved and adopted by Seller's board of directors authorizing and approving the execution, performance and delivery of this Agreement, the Assignment Agreement, the Other Instruments, and the transactions contemplated by this Agreement; and (ii) the incumbency of the duly authorized officers of Seller;

                  (b) A certificate of the Secretary of Parent certifying as of the Closing Date (i) a true, correct and complete copy of the resolutions approved and adopted by Parent's board of directors authorizing and approving the execution, performance and delivery of this Agreement, the Assignment Agreement, the Other Instruments, and the transactions contemplated by this Agreement; and (ii) the incumbency of the duly authorized officers of Seller;

                  (c)      the Assignment Agreement duly executed by Seller;

                  (d) the Seller Closing Payment by wire transfer, if applicable;

                  (e) Other Instruments duly executed and/or endorsed by Seller transferring, assigning, and conveying the loans that are Acquired Assets to Purchaser in recordable form;

                  (f)      The Books and Records;

                  (g) The consents required by Section 8.2(c) duly executed by the Persons required to execute such consents and, as necessary, by Seller;

                  (h)      The duly executed certificates required by Section
8.2(g);

         (i) All Other Instruments to be delivered by Seller or Parent at or prior to the Closing at the request of Purchaser; and

         (j)      Exhibit E.

         9.3 Closing Deliveries by Purchaser. At Closing, Purchaser will deliver the following to Seller:

                  (a) A certificate of the Secretary of Purchaser certifying as of the Closing Date (i) a true, correct and complete copy of the resolutions approved and adopted by Purchaser board of directors and the board of directors of Purchaser's holding company, as sole stockholder of Purchaser, authorizing and approving the execution, performance and delivery of this Agreement and the Assignment Agreement by Purchaser and the transactions contemplated by this Agreement; and (ii) the incumbency of the duly authorized officers of Purchaser;

                  (b)      The Assignment Agreement duly executed by Purchaser;

                  (c) THE PURCHASER CLOSING PAYMENT BY WIRE TRANSFER, IF APPLICABLE;

                  (d) The duly executed certificate required by Section 8.3(c); and

                  (e)      A list of Excluded Contracts designated by Purchaser.

                                    ARTICLE X
                          SURVIVAL AND INDEMNIFICATION

         10.1 Survival. All representations, warranties, agreements and covenants in this Agreement shall survive Closing and the consummation of the transactions contemplated hereby and any investigation at anytime made by or on behalf of any party for a period of two years and all such representations and warranties, agreements and covenants shall expire on the second anniversary of the Closing Date, except that (a) claims, if any, asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Article X shall survive until finally resolved and satisfied in full; (b) claims arising from a breach of a representation or warranty relating to Tax or environmental matters shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period; (c) any covenant or agreement which by its terms contemplates performance after Closing shall survive for one year after the specified performance period; and (d) indemnification for Employee Claims shall survive for the full period of the applicable statute of limitations. The representations and warranties shall not be affected or otherwise diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

         10.2 Indemnification by Seller and Parent. Subject to the terms herein, Seller and Parent shall, jointly and severally, indemnify, defend and hold Purchaser and its successors harmless from, against and with respect to any losses, damages, liabilities, costs and expenses including reasonable attorneys fees and court costs ("Damages") incurred by Purchaser or its successors arising out of or in any manner incident, relating or attributable to any of the following:

                  (a) Any inaccuracy in any representation or breach of any warranty of Seller and/or Parent contained in this Agreement;

                  (b) Any failure by Seller or Parent to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by it under this Agreement, the Assignment Agreement or the Other Instruments;

                  (c) Any liabilities or obligations of Seller other than the Assumed Liabilities;

                  (d)      Any Employee Claims;

                  (e) any acts or omissions of Seller occurring prior to Closing relating to the Business, the Acquired Assets or the Assumed Liabilities; and

                  (f) Any failure by the parties to comply with the Bulk Sales Act or comparable statutory provisions of any applicable jurisdiction relating to the transactions contemplated by this Agreement.

         10.3 Indemnification by Purchaser. Subject to the terms herein, Purchaser shall indemnify and hold Seller and its successors harmless from, against and with respect to any Damages incurred by Seller or its successors arising out of or in any manner incident, relating or attributable to any of the following:

                  (a) Any inaccuracy in any representation or breach of warranty of Purchaser contained in this Agreement;

                  (b) Any failure by Purchaser to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by it under this Agreement or the Assignment Agreement; and

                  (c)      The Assumed Liabilities.

         10.4 Survival of Indemnification. The obligations to indemnify and hold harmless pursuant to this Article X shall survive Closing and the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE XI
                            TERMINATION AND AMENDMENT

         11.1 Termination. This Agreement may be terminated in writing at any time prior to Closing only in the following circumstances:

                  (a) a mutual consent of Seller and Purchaser in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either Seller or Purchaser if (i) any requisite regulatory approval shall have been denied or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                  (c) by either Seller or Purchaser if the Closing shall not have occurred by December 31, 2003; provided the terminating party (which in the case of Seller shall include Parent) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

                  (d) by either Seller or Purchaser if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party (which in the case of Seller shall include Parent), which breach by its nature cannot be cured prior to Closing; or

                  (e) by either Seller or Purchaser if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party (which in the case of Seller shall include Parent), which breach shall not have been cured before Closing or within twenty Business Days following receipt by the breaching party of written notice of such breach from the other party, whichever comes first.

         11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and have no effect except (a) with respect to Section 7.14(b), this Section
11.2 and Section 11.6 and (b) no party shall be relieved or released from any liabilities or damages arising out of the willful breach by the other party of any provision of this Agreement.

         11.3 Specific Performance and Other Remedies. The parties acknowledge that their respective rights to consummate the transactions contemplated hereby are special, unique and of extraordinary character. Each party agrees, therefore, that if it violates or fails and/or refuses to perform any covenant or agreement made by it herein, the other party may institute and prosecute an action to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         11.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.5 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         11.6     Lease Assignment and Assumption.

In the event of a termination of this Agreement as provided in Section 11.1, Purchaser hereby grants Seller the option, exercisable for a period of one year following the date of such termination, to assume all the rights and obligations of Purchaser under the New Lease and any amendments or modifications thereof. The exercise of such option by Seller shall be accomplished and be effective upon written notice thereof from Seller to Purchaser and to the landlord and the delivery to landlord of an executed assignment in recordable form which contains a covenant of assumption by Seller, and release of Purchaser, for the payment of rent and for the performance of all the terms, covenants, conditions and agreements otherwise to be performed by Purchaser under the New Lease. Purchaser hereby agrees to execute and deliver to Seller any such assignment and to provide any other documents reasonably requested by Seller to accomplish such assignment.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand,
(b) sent by recognized overnight courier, (c) made by telecopy or facsimile transmission, (d) sent by registered or certified mail, return receipt requested, postage prepaid or (e) sent via acknowledged email.

If to Seller or Parent:

         Michigan Community Bancorp, Ltd.
         43850 Schoenherr Road
         Sterling Heights, Michigan 48313
         Attn: Frank Blowers
         Fax No.: (586) 532-0999

With a copy to:

         Bodman, Longley & Dahling LLP
         229 Court Street

         P.O. Box 405
         Cheboygan, Michigan 49721
         Attention: David Barton
         Fax No.: (231) 627-3477

If to Purchaser:

         Community Central Bank Corporation
         100 N. Main Street, P.O. Box 7
         Mt. Clemens, Michigan 48046
         Attention: David A. Widlak, Chairman
         Fax No.: (586) 783-9471

With a copy to:

         Silver, Freedman & Taff, L.L.P.
         1700 Wisconsin Avenue, N.W.
         Washington, DC 20007
         Attention: James Fleischer
         Fax No.: (202) 337-5502

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iv) if sent by registered or certified mail, on the fifth Business Day following the day such mailing is sent or (v) if sent by email, upon receipt by the sender of an acknowledgement by the recipient that the email has been received. The address of any party herein may be changed at any time by written notice to the parties.

         12.2 Entire Agreement. This Agreement, the Assignment Agreement and the Other Instruments embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statements, representation, warranty, covenant or agreement of any kind not expressly set forth herein or therein shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement, the Assignment Agreement or the Other Instruments.

         12.3 No Waiver. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement.

         12.4 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Michigan without giving effect to the conflict of law principles thereof.

         12.5 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         12.6     Interpretation. The parties hereto acknowledge and agree that:
(a) the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (b) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         12.7 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         12.8 Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein. Notwithstanding the above, any breach which is waived in writing by the non-breaching party shall not be deemed a breach of this Agreement.

         12.9 Expenses. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         12.10 Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or the context may require.

         12.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.12 Bulk Sales Act. The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction, if any.

                           [Signature Page to Follow]

         Each of Parent, Seller and Purchaser has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                   MICHIGAN COMMUNITY BANCORP, LIMITED

                                   By: /s/ Frank D. Blowers
                                       -----------------------------------------
                                   Title: President and Chief Executive Officer

                                   NORTH OAKLAND COMMUNITY BANK

                                   By: /s/ Frank D. Blowers
                                       -----------------------------------------
                                   Title: President and Chief Executive Officer

                                   COMMUNITY CENTRAL BANK

                                   By: /s/ David A. Widlak
                                       -----------------------------------------
                                   Title: Vice Chairman of the Bank

                                       48